Exhibit 99.1

INVESTOR CONTACT Chad Bennett chad.bennett@teradata.com MEDIA CONTACT Jennifer Donahue jennifer.donahue@teradata.com

Teradata Appoints John Ederer as Chief Financial Officer

Tenured CFO brings strong corporate experience with high-growth software companies

SAN DIEGO – May 5, 2025 – Teradata (NYSE: TDC) today announced the appointment of John Ederer as Chief Financial Officer, effective May 12, 2025. Drawing on his extensive expertise as a strategic finance leader with deep knowledge of the software industry, Ederer will be responsible for leading Teradata’s financial organization – including accounting and reporting, corporate development, financial planning and analysis, internal audit and controls, investor relations, tax, and treasury. Ederer will be a member of the Company’s Executive Leadership Team, reporting to Teradata President and Chief Executive Officer, Steve McMillan.

Prior to Teradata, Ederer served as CFO of Model N, a provider of cloud revenue management solutions, where he drove a profitable growth strategy by leading teams across accounting, financial planning & analysis, internal audit, investor relations, and more. Previously, Ederer was CFO at K2 Software, Inc, a provider of cloud-based and on-premises digital process automation solutions, where he led a turnaround of the business by driving a transition to subscription revenue, profitability, and eventually, a successful sale to Nintex. Earlier in his 25+ year career, John held financial leadership roles at enterprise software and other companies including TIBCO Software, SAP, Business Objects, and Ariba. He started his career in investment banking as an equity research analyst covering enterprise software companies and healthcare.

“John’s financial management skills and his extensive experience with software business models makes him a great fit for Teradata as we advance our strategy with our hybrid cloud platform for Trusted AI,” said McMillan. “John’s ability to see the big picture and maintain strategic alignment through periods of complexity is especially valuable, and his proven track record of investor-focused reporting and forecasting discipline is what Teradata shareholders expect and deserve. I’m delighted to welcome John and look forward to leveraging his financial guidance to accelerate Teradata’s profitable growth and help us capitalize on the AI opportunity in front of us.”

“Teradata’s strength in data analytics is especially compelling in this new era of AI. I believe the opportunities for the Company are substantial and I’m excited to join an industry leader with a long history of innovation,” said Ederer. “I look forward to working with Steve and the leadership team to capitalize on the dynamic market opportunity for AI, while at the same time continuing to drive financial performance and profitability.”

About Teradata
At Teradata, we believe that people thrive when empowered with trusted information. We offer the most complete cloud analytics and data platform for AI. By delivering harmonized data and trusted AI, we enable more confident decision-making, unlock faster innovation, and drive the impactful business results organizations need most. See how at Teradata.com.

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